FIRST AMENDMENT TO
            DST SYSTEMS, INC. PROFIT SHARING PLAN AND TRUST AGREEMENT
                               (1996 RESTATEMENT)

         WHEREAS, by written instrument dated December 30, 1996, DST Systems, Inc. has amended and restated the DST Systems, Inc. Profit Sharing Plan and Trust Agreement (the "Profit Sharing Plan"); and

         WHEREAS, DST Systems, Inc., in Section 11.02 of the Profit Sharing Plan reserved the right to amend the Profit Sharing Plan; and

         WHEREAS, DST Systems, Inc. finds it desirable to amend the Plan reflect the creation of the DST Systems, Inc. Master Trust (the "Master Trust") as an additional funding medium for assets to be held under the Profit Sharing Plan, and to advance the administrative distribution date, and UMB Bank, N.A. agrees to such amendment.

         NOW THEREFORE, DST Systems, Inc. and UMB Bank, N.A. agree that the DST Systems, Inc. Profit Sharing Plan and Trust Agreement (1996 Restatement) be amended as follows:

                                       I.

         Section 1.03 is amended to read as follows:

                  1.04 "Trustee" with respect to the Separate Trust means UMB Bank, N.A., or any successor in office who in writing accepts the position of Trustee under this Plan and the Separate Trust; and with respect to the Master Trust means UMB Bank, N.A., or any successor in office who in writing accepts the position of Trustee under the Master Trust. Unless otherwise specified in this Plan, references to the "Trustee: in this Plan include either or both of the Trustee under the Separate Trust or the Trustee under the Master Trust.

                                       II.

         Section 1.18 is amended to read as follows:

                  1.18 "Trust" means either or both of (i) the Separate Trust fund created under Article X of this Plan (the "Separate Trust") and
         (ii) the Separate Plan Account (as defined in the Master Trust) for this Plan under the DST Systems, Inc. Master Trust created by the Master Trust Agreement by and between DST Systems, Inc. and UMB Bank, N.A. as Trustee of the Master trust effective as of January 1, 1998 (the "Master Trust").


                                      III.

         Section 1.19 is amended to read as follows:

                  1.19 "Trust Fund" means all property of every kind held or acquired by the Trustee of the Separate Trust under this Agreement or by the Trustee of the Master Trust for purposes of this Plan under the Master Trust Agreement, other than incidental benefit insurance contracts. This Plan together with the Master Trust creates two separate trusts for purposes of the Plan, each of which applies to all Employers participating under the Plan. The Trustee may combine the respective Separate Trusts created under the plans of all Employers participating under the DST Systems, Inc. Profit Sharing Plan into one
         (1) Trust Fund for one (1) Separate Trust. However, the Trustee shall maintain separate records of account in order to reflect properly each Participant's Accrued Benefit under the plan(s) in which he is a Participant.

                                       IV.

         The first paragraph of Section 3.01 is amended to read as follows:

                  A. AMOUNT. For each Plan Year, the Employer will contribute to the Trust an amount which the Employer may from time to time deem advisable. The Employer (or the Advisory Committee on behalf of each Employer) shall determine the extent to which such contributions are directed to the Separate Trust or the Master Trust. Although the Employer may contribute to this Plan irrespective of whether it has net profits, the Employer intends the Plan to be a profit sharing plan for all purposes of the Code. The Employer shall not make a contribution to the Trust for any Plan Year to the extent the contribution would exceed the Participants' "Maximum Permissible Amount".
         See Part 2 of this Article III.

                                       V.

         The first paragraph of Section 6.01 is amended to read as follows:

                  6.01 TIME OF PAYMENT OF ACCRUED BENEFIT. Unless, pursuant to Section 6.03, the Participant or the Beneficiary elects in writing to a different time or method of payment, the Advisory Committee will direct the Trustee to commence distribution of a Participant's Nonforfeitable Accrued Benefit in accordance with this
         Section 6.01. A Participant must consent, in writing, to any distribution required under this Section 6.01 if the present value of the Participant's Nonforfeitable Accrued Benefit, at the time of the distribution to the Participant, exceeds $3,500 and the Participant has not attained the later of Normal Retirement Age or age 62. Furthermore, the Participant's spouse must also consent, in writing, to any distribution for which Section 6.04 requires the

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         spouse's consent. For all purposes of this Article VI, the term
         "annuity starting date" means the first day of the first period for which the Plan pays an amount as an annuity or in any other form. A distribution date under this Article VI, unless otherwise specified within the Plan, is the last day of each Plan Year or as soon as administratively practicable following such last day of the Plan Year. For purposes of the consent requirements under this Article VI, if the present value of the Participant's Nonforfeitable Accrued Benefit, at the time of any distribution, exceeds $3,500, the Advisory Committee must treat that present value as exceeding $3,500 for purposes of all subsequent Plan distributions to the Participant.

                                       VI.

         Section 10.02 is amended to read as follows:

                  10.02 RECEIPT OF CONTRIBUTIONS. The Trustee is accountable to the Employer for the funds contributed to it by the Employer, but does not have any duty to see that the contributions received comply with the provisions of the Plan. DST (or the Advisory Committee on behalf of DST) shall direct contributions and transfers from time to time to this Separate Trust or to the Master Trust and the Trustee of the Separate Trust does not have any duty under the Separate Trust with respect to contributions and transfers so directed to the Master Trust. The Trustee is not obliged to collect any contributions from the employer or to see that funds deposited with it are deposited according to the provisions of the Plan.

                                      VII.

         The introductory paragraph of Section 10.03(A) is amended to read as follows:

         (A) TRUSTEE POWERS. The Trustee has full discretion and authority with regard to the investment of the Separate Trust Fund, except with respect to a Plan asset under the control or direction of a properly appointed Investment Manager or with respect to a Plan asset subject to Employer, Participant or Advisory Committee direction of investment. The Trustee must coordinate its investment policy with Plan financial needs as communicated to it by the Advisory Committee. The Trustee is authorized and empowered, but not by way of limitation, with the following powers, rights and duties:


                                      VIII.

         Article XVIII is deleted.

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                                       IX.

         The above amendment is effective as of 12:01 a.m. January 1, 1998.

                                       X.

         Except as herein amended, the Profit Sharing Plan is hereby ratified and confirmed.


         IN WITNESS WHEREOF, DST Systems, Inc. and UMB Bank, N.A. have executed this First Amendment as of the 27 day of February, 1998.

                                                     DST SYSTEMS, INC.




                                                     By: /s/Kenneth V. Hager


                                                     UMB Bank, N.A.




                                                     By: /s/Mark Herman


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